Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

News Release

MEDIA AND INVESTOR CONTACT:

Angela Craig

acraig@sjm.com

Tel  651 481 7789

St. Jude Medical Reports First Quarter 2009 Results

ST. PAUL, Minn. – April 22, 2009 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the first quarter ended April 4, 2009.

First Quarter Sales

The Company reported net sales of $1.134 billion in the first quarter of 2009, an increase of 12 percent compared with the $1.011 billion in the first quarter of 2008. Revenue for the first quarter increased 17 percent after adjusting for the impact of foreign currency. Foreign currency translation comparisons decreased first quarter sales by approximately $51 million.

Commenting on the first quarter and the Company’s growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Our first quarter results reflect the resilience of St. Jude Medical’s growth program in an environment of global economic recession. Growth dynamics in our core markets are remarkably stable. St. Jude Medical’s investment of over 12 percent of revenue in research and development each year the last eight years is paying off with market share gains driven by all four of our major technology platforms and by our expanded investment in people. These results further strengthen our confidence that we are in the right markets with the right products and that our growth program remains on track. We reaffirm our guidance for full year 2009 earnings.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $676 million for the first quarter of 2009, a 7 percent increase compared with the first quarter of 2008. On a currency neutral basis, total CRM sales grew 12 percent over the comparable quarter in 2008.

Of that total, ICD product sales were $394 million in the first quarter, a 9 percent increase compared with the first quarter of 2008. ICD revenue grew 14 percent after adjusting for the impact of foreign currency.

First quarter pacemaker sales were $282 million, an increase of 4 percent from the comparable quarter of 2008. Pacemaker revenue growth was 9 percent after adjusting for the impact of foreign currency.

Atrial Fibrillation (AF)

AF product sales for the first quarter totaled $145 million, a 22 percent increase over the first quarter of 2008. On a currency neutral basis, total AF sales grew 27 percent over the comparable quarter in 2008.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

Neuromodulation

St. Jude Medical sales of neuromodulation products were $73 million in the first quarter of 2009, up 40 percent from the comparable quarter of 2008. Neuromodulation sales were up 44 percent in the quarter after adjusting for the impact of foreign currency.

Cardiovascular

Total cardiovascular sales, which primarily include vascular closure and heart valve products, were $240 million for the first quarter of 2009, a 15 percent increase over the first quarter of 2008. On a currency neutral basis, total cardiovascular sales grew 21 percent over the comparable quarter in 2008. This product category now includes sales of products that St. Jude Medical acquired from Radi Medical Systems AB in December 2008.

Sales of vascular closure products in the first quarter of 2009 were $98 million, a 9 percent increase over the first quarter of 2008. Vascular closure product sales grew 17 percent after adjusting for the impact of foreign currency.

Heart valve product sales for the first quarter of 2009 were $81 million, a 4 percent increase over the first quarter of 2008. Heart valve product sales grew 9 percent after adjusting for the impact of foreign currency.

First Quarter Earnings Results

Reported net earnings for the first quarter of 2009 were $201 million, or $0.58 per diluted share. This compares with reported earnings for the first quarter of 2008 of $177 million, or $0.50 per diluted share, a 16 percent increase over the prior year.

Second Quarter and Full Year 2009 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the second quarter and full year by product category.

The Company expects its consolidated earnings for the second quarter of 2009 to be in the range of $0.62 to $0.64 per diluted share and for full-year 2009 reconfirms guidance in the range of $2.48 to $2.54.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s first quarter 2009 earnings call can be heard live today beginning at 7 a.m. CDT (also archived for 90 days) on the following Web site:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=2142355

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 14,000 people worldwide and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended

	April 4, 2009	March 29, 2008
Net sales	$1,133,793	$1,010,738
Cost of sales	294,495	260,487
Gross profit	839,298	750,251

Selling, general & administrative expense	417,675	367,116
Research & development expense	139,351	123,635

Operating profit	282,272	259,500
Other income (expense), net	(7,312)	(10,427)

Earnings before income taxes	274,960	249,073
Income tax expense	73,689	72,504
Net earnings	$201,271	$176,569	(1)

Adjusted net earnings (Non-GAAP)		$182,335	(2)

Diluted net earnings per share	$0.58	$0.50
Adjusted diluted net earnings per share (Non-GAAP)		$0.52	(2)

Weighted average shares outstanding- diluted	349,807	351,955

(1)

First quarter 2008 net earnings were reduced by $8,212 due to the impact of retroactively adjusting the historical financial statements, as required by GAAP, to reflect the change in accounting related to the convertible debentures.

(2)

First quarter 2008 adjusted net earnings and adjusted diluted net earnings per share include $5,766 of income tax benefit, or $0.02 per share, related to the benefit from the federal research and development tax credit extended in the fourth quarter of 2008 retroactive to the beginning of the year.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	April 4, 2009	January 3, 2009
Cash and cash equivalents	$325,251	$136,443
Accounts receivable, net	1,104,662	1,101,258
Inventories	558,369	546,499
Other current assets	304,408	295,863
Property, plant & equipment, net	1,019,012	980,176
Goodwill	1,967,720	1,984,566
Other intangible assets, net	484,244	493,535
Other assets	182,286	184,164
Total assets	$5,945,952	$5,722,504

Current portion of long-term debt	$108,000	$75,518
Other current liabilities	867,206	953,006
Long-term debt	1,196,992	1,126,084
Deferred income taxes, net	120,896	112,231
Long-term other liabilities	219,699	219,759
Total equity	3,433,159	3,235,906
Total liabilities & equity	$5,945,952	$5,722,504